Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 8, 2012	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fourth Quarter Results and
Provides Fiscal 2013 Outlook for Adjusted EPS of $6.75 to $7.00 and GAAP EPS of $5.30 to $5.70 per diluted share

Fourth Quarter Highlights
• Net Earnings per diluted share of $1.84
• Adjusted net earnings per diluted share of $1.76 (a)
• Net Sales of $1,143.2 million (b)
(a) See Diluted EPS table below
(b) See Net Sales — Total Company table below

St. Louis —November 8, 2012—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter ended September 30, 2012. Net earnings for the quarter were $117.0 million, or $1.84 per diluted share, as compared to net earnings of $45.8 million, or $0.67 per diluted share, in the fourth fiscal quarter of 2011.
The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2012	2011	2012	2011
Diluted EPS - GAAP	$1.84	$0.67	$6.22	$3.72
Impacts, net of tax: Expense/(Income)
Household Products restructuring	—	0.22	(0.09)	0.89
Early debt retirement / duplicate interest	—	0.03	—	0.21
Other realignment / integration	0.09	0.01	0.15	0.15
Acquisition inventory valuation	—	—	—	0.06
Venezuela devaluation/other impacts	—	0.01	—	0.03
Litigation provision	(0.13)	—	—	—
Early termination of interest rate swap	—	—	0.02	—
Adjustment to prior years' tax accruals	(0.04)	0.16	(0.10)	0.14
Diluted EPS - adjusted (Non-GAAP)	$1.76	$1.10	$6.20	$5.20
See Footnote 2 for a reconciliation of GAAP Net Earnings to Adjusted Net Earnings.

"We are pleased to report adjusted diluted earnings per share of $6.20 for fiscal 2012, which were at the top end of our outlook," said Ward Klein, Chief Executive Officer.  "We remain pleased with our Hydro launches across the men's and women's segments and gained share in branded razors and blades during fiscal 2012. Even with significant competitive pressures, our Personal Care segment delivered solid profit growth with sustained sales. Despite declining global battery trends, our Household Products division delivered increased segment profit, excluding the impact of currencies, behind cost savings actions and targeted price increases. In addition, we continued to make progress in our working capital initiative, lowering our working capital as a percent of sales by 150 basis points in fiscal 2012.

"In a separate release today, we provided the details of our multi-year restructuring program. This initiative represents a significant and necessary change to our overall cost structure and organization and is expected to improve cash flow in Household Products while supporting growth in our Personal Care division," Klein continued. "We expect that the annualized, pre-tax savings will be approximately $200 million and should be fully realized in fiscal 2015. We anticipate approximately 25% of these savings will be invested in our brands and innovation pipeline resulting in a net, pre-tax earnings impact of approximately $150 million.

"For fiscal 2013, our initial financial outlook range for adjusted diluted earnings per share is $6.75 to $7.00, including estimated net cost savings from our restructuring efforts in fiscal 2013, but excluding restructuring costs. This represents growth in adjusted diluted earnings per share over fiscal 2012 of 9% to 13%."

Net Sales - Total Company (In millions - Unaudited)
Quarter and Fiscal Year Ended September 30, 2012

	Q4	%Chg	Fiscal Year	%Chg
Net Sales - FY '11	$1,198.8		$4,645.7
Organic	(18.9)	(1.5)%	(55.6)	(1.2)%
Impact of currency	(36.7)	(3.1)%	(69.1)	(1.5)%
Impact of ASR acquisition	—	—%	46.2	1.0%
Net Sales - FY '12	$1,143.2	(4.6)%	$4,567.2	(1.7)%

For the fourth fiscal quarter, organic sales declined 1.5% due primarily to the negative impact in Household Products from decreased shelf space and reduced hurricane volume in the U.S., and continued global battery category volume softness.
For the year, organic sales were down 1.2% due to lower Household Products net sales for the reasons noted above, which offset a slight increase in Personal Care sales.
Gross margin for the quarter ended September 30, 2012, was 46.1%, up approximately 60 basis points, and up approximately 150 basis points excluding the impact of unfavorable currencies. The increase in gross margin was due primarily to improved product costs in Household Products and lower trade promotional spending in Personal Care.
For the full fiscal year, gross margin as a percent of sales was 46.8%, up approximately 60 basis points, and up approximately 100 basis points excluding the negative impact of unfavorable currencies driven by product cost and pricing improvements in Household Products.
For the quarter, advertising and promotion (A&P) was $99.6 million, or 8.7% of net sales, as compared to $138.8 million, or 11.6% of net sales in the prior year quarter. As planned, A&P spending levels in the fourth fiscal quarter of 2012 were below year ago as the prior year quarter included substantially higher levels of promotional activities in support of the global Schick Hydro launch.
For the full year, A&P as a percent of net sales was approximately 10%, compared with approximately 11% in the prior fiscal year. Full fiscal year 2012 A&P spending was in line with the level of average spending for periods just prior to the initial launch of Schick Hydro in April of 2010.
Total selling, general and administrative expense (SG&A) was $215.0 million, or 18.8% of net sales, for the current year quarter as compared to $217.4 million, or 18.1% of net sales, for the prior year quarter. The current year quarter includes the reversal of a previously established litigation reserve of $13.5 million, after the presiding court ordered a new trial with respect to the claims on which a jury verdict awarded damages against an Energizer subsidiary. Exclusive of this impact, SG&A increased by approximately $10 million in the quarter due to higher expense related to the change in the underlying value of our unfunded deferred compensation liabilities. This expense was approximately $3 million in the fiscal 2012 quarter and was income of approximately $7 million in the prior year quarter. In addition, the fourth quarter SG&A includes $7 million in costs associated with our enterprise-wide cost structure and operating model review.
On a year to date basis, SG&A was $895.1 million, up $39.0 million. This increase was due primarily to the items noted above and higher incentive compensation expense for bonus and stock awards as performance targets were achieved in fiscal 2012 and were not achieved in fiscal 2011 due, in part, to our prior year strategic investment initiatives.

Personal Care

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Fiscal Year Ended September 30, 2012

	Q4	%Chg	Fiscal Year	%Chg
Net Sales - FY '11	$605.4		$2,449.7
Organic	2.9	0.5%	15.0	0.6%
Impact of currency	(18.2)	(3.0)%	(31.4)	(1.3)%
Impact of ASR	—	—%	46.2	1.9%
Net Sales - FY '12	$590.1	(2.5)%	$2,479.5	1.2%

For the quarter, net sales decreased 2.5% due primarily to the impact of unfavorable currencies. Organic sales were essentially flat due to a number of offsetting factors including:

•
Wet Shave net sales decreased 2.4% on a reported basis, and increased 1.3% excluding the impact of unfavorable currencies, despite intense competitive activities. Increased sales of Schick Hydro and Hydro Silk were partially offset by lower sales of legacy men's and women's systems and disposables,

•	Net sales in Skin Care increased significantly, approximately 11%, and 13% excluding unfavorable currencies, due to higher sales across all areas including growth in international markets,

•	Net sales in Feminine Care decreased approximately 13% due to high promotional activity behind competitive product launches, and

•	Net sales in Infant Care decreased approximately 7% due to category softness, heightened competitive activity and higher promotional and trade support behind bottles.

Net sales for the fiscal year ended September 30, 2012 increased 1.2% on a reported basis, which includes a full twelve months for ASR in fiscal 2012 as compared to only ten months in fiscal 2011, due to the timing of the acquisition. On an organic basis, net sales increased 0.6% due to:

•
Net sales in Wet Shave, inclusive of the ASR impact, increased 3% on a reported basis and 5% excluding the impact of unfavorable currencies. This growth was driven by increased sales of Schick Hydro and the launches of Schick Hydro 5 Power Select and Hydro Silk women's systems offset by lower sales of legacy branded men's and women's systems,

•	Net sales in Skin Care increased approximately 1% primarily on higher sales of Sun Care in international markets,

•	Net Sales in Infant Care decreased 9% due to category softness and competitive activity and

•	Net sales in Feminine Care decreased 5% as Gentle Glide declines were partially offset by continued growth in Sport.

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Fiscal Year Ended September 30, 2012

	Q4	%Chg	Fiscal Year	%Chg
Segment Profit - FY '11	$78.0		$408.4
Operations	36.5	46.8%	68.3	16.8%
Impact of currency	(5.0)	(6.4)%	(6.0)	(1.5)%
Segment Profit - FY '12	$109.5	40.4%	$470.7	15.3%

Segment profit for the quarter was $109.5 million, up 40.4% including the unfavorable impact of currencies. Operationally, segment profit increased $36.5 million, or 46.8%, due to lower planned A&P spending in the quarter as the Schick Hydro launch cycle matured.
Segment profit for the fiscal year ended September 30, 2012 was $470.7 million, up 15.3% on lower planned A&P as described above, and higher gross margins due to increased sales in Wet Shave and Skin Care products, partially offset by higher overheads.

Household Products

Net Sales - Household Products (In millions - Unaudited)
Quarter and Fiscal Year Ended September 30, 2012

	Q4	%Chg	Fiscal Year	%Chg
Net Sales - FY '11	$593.4		$2,196.0
Organic	(21.8)	(3.7)%	(70.6)	(3.2)%
Impact of currency	(18.5)	(3.1)%	(37.7)	(1.7)%
Net Sales- FY '12	$553.1	(6.8)%	$2,087.7	(4.9)%

Net sales decreased 6.8% for the fourth fiscal quarter of 2012 versus the same quarter a year ago inclusive of a 3.1% decline due to unfavorable currencies.  Organically, net sales declined $21.8 million, or 3.7%, driven by significant prior year hurricane response volumes, the negative impact on shipments and market share in the U.S. due to the loss of shelf space and display activities, primarily at a key U. S. customer, and continued softness in the household battery category. The aforementioned declines were partially offset by the favorable impact of pricing gains in the U.S. and certain Latin America markets.
Net Sales for the twelve months decreased 4.9% inclusive of a 1.7% decline due to unfavorable currencies.  Organic sales declined 3.2% due primarily to a slow start to the fiscal year as net sales were adversely impacted by a shift in timing of holiday deliveries, significant prior year hurricane response volumes that did not repeat at similar levels during this fiscal year, increasing household battery category volume softness and the negative impact of lost shelf space and display activities in the second half of the fiscal year as noted above.
Household battery category unit volumes in our measured markets continued to decline, down approximately 5% in the latest twelve week data.  Approximately two points of the decline were due to significant prior year hurricane volumes in the U.S. that did not repeat at similar levels during this fiscal year.

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Fiscal Year Ended September 30, 2012

	Q4	%Chg	Fiscal Year	%Chg
Segment Profit - FY '11	$115.1		$410.6
Operations	8.7	7.6%	12.1	3.0%
Impact of currency	(11.0)	(9.6)%	(22.5)	(5.5)%
Segment Profit - FY '12	$112.8	(2.0)%	$400.2	(2.5)%

Segment profit for the quarter was $112.8 million, down $2.3 million, or 2.0%, versus the same quarter last year due primarily to unfavorable currencies. Operationally, segment profit increased $8.7 million, or 7.6%, as the top-line shortfalls noted above were offset by spending reductions and lower product costs.
Segment profit for the twelve months in fiscal 2012 was $400.2 million, a decrease of $10.4 million, or 2.5%, due to the impact of unfavorable currencies.  Operationally, segment profit was up $12.1 million as reduced gross margin due to continued household battery volume softness was more than offset by pricing gains, cost savings related to our 2011 restructuring program and reduced A&P spending.

Other Items
Interest expense was $33.2 million for the quarter, essentially flat as compared to the prior year quarter as the prior year quarter included duplicate interest of approximately $3 million related to the timing of our fiscal 2011 refinancing. Excluding this duplicate interest in the prior year quarter, interest expense was higher in the fiscal 2012 quarter due to a slightly higher average interest rate on borrowings as a result of the term loan and private placement note refinancing, which was completed in May 2012.
Other financing was substantially favorable for the quarter as compared to the prior year as the prior year included a $16 million exchange loss from the strengthening of the U.S. dollar during the final month of fiscal 2011, which negatively impacted the local currency carrying value of certain non-functional obligations of our foreign affiliates. This did not recur in the final quarter of fiscal 2012. In addition, the current year quarter includes approximately $1 million of income from the settlement of foreign exchange hedging contracts as compared to a loss of approximately $8 million for foreign exchange hedging contracts in the prior year quarter.
For fiscal 2012, the Company's effective tax rate was 27.7%. This included approximately $7 million of favorable return to provision and other adjustments for prior years recorded in the second half of the fiscal year. Exclusive of these favorable adjustments, the effective tax rate was approximately 29%, which was somewhat improved as compared to our previous estimate which was in the 30% range, primarily due to favorable earnings mix between our domestic and foreign affiliates.
Average diluted shares outstanding for the fourth fiscal quarter of 2012 were 63.7 million, down 5.0 million shares as compared to the same period in fiscal 2011 due to the combined effects of share repurchases in fiscal 2011 and 2012. During the fourth quarter of fiscal 2012, we repurchased 2.8 million shares at a cost of approximately $199 million.
For the quarter, capital expenditures were approximately $35 million and depreciation expense was approximately $36 million. For the full fiscal year, capital expenditures were approximately $111 million, and depreciation expense was $139 million.

2013 Restructuring Project
As discussed in a separate press release issued today, the Company expects restructuring initiatives over the next two fiscal years will result in gross annualized pre-tax cost savings of approximately $200 million, which should be fully realized in fiscal 2015. The Company expects that approximately 75% of the savings will improve profitability and the remaining portion of savings will be invested to drive long-term growth. Costs of the restructuring program are estimated to be in the range of 1.25 times gross savings. For further information on the impact of the restructuring efforts on the 2013 outlook, please see the "2013 Outlook" section below.

Working Capital Update
As previously disclosed, we committed to improving working capital as a percent of sales in excess of 400 basis points, which we estimate would result in a reduction of more than $200 million of working capital. We are targeting completion of the actions required to drive this improvement by the end of fiscal 2013 so that, if targeted reductions are realized, we could achieve the full benefit in fiscal 2014.
As shown on the attachments to this press release, working capital as a percent of net sales for fiscal 2012 was 21.4%, an improvement of 150 basis points versus the comparable fiscal 2011 baseline metric of 22.9%. To date, we have achieved modest improvements in both Days Sales Outstanding and Days in Inventory and a more measurable improvement in Days Payable Outstanding as compared to the base metrics. This is in line with our expectations, as we assumed that we would achieve certain benefits sooner, while others would take longer to implement.
The company expects to experience a temporary increase in inventory days as we execute certain Household Products manufacturing footprint changes as part of our announced 2013 Restructuring Project. We expect to provide insight on the level of these temporary inventory builds in our quarterly updates.

Fiscal 2013 Financial Outlook
The company's initial financial outlook for adjusted, diluted earnings per share is $6.75 to $7.00. This outlook includes estimated net pre-tax restructuring savings of $25 to $35 million for fiscal 2013 and does not include any share repurchases during the fiscal year.
Overall, the company expects low-single digit sales growth in fiscal 2013. Within Personal Care, we expect mid-single digit sales growth driven by innovation across our categories, especially in Wet Shave and Skin Care. For Household Products, we expect a low-single digit sales decline driven by continuing category volume declines and the full year impact of the previously discussed shelf space and display losses in the U.S.
We expect full year A&P as a percent of net sales will be in line to slightly above fiscal 2012, but spending will vary by quarter based on promotional plans.

Based on current market conditions, we do not expect commodities or currencies to have a material impact versus fiscal 2012.

On a GAAP basis, the Company's initial financial outlook for GAAP diluted earnings per share is in the range of $5.30 to $5.70, inclusive of pre-tax restructuring costs in the range of $120 to $140 million. Our initial outlook range for GAAP diluted earnings per share is somewhat wider due to the complexity of estimating the timing of costs during a significant restructuring program.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 5:30 p.m. eastern time today. The call will focus on fourth-quarter earnings and earnings guidance for fiscal 2013. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=124138&p=irol-EventDetails&EventId=4838035

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted diluted earnings per share, operating results, organic sales and other comparison changes, which exclude the impact of currencies, the acquisition of ASR including related integration and transaction costs, the costs associated with restructuring, a gain on the sale of a facility closed as a result of restructuring, unusual litigation items, costs associated with the early retirement of debt and early termination of related interest rate swaps, the impact of accounting rules on our Venezuelan operations, prior years' tax accruals and certain other items as outlined in the table below are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, initiatives, capital expenditures, product launches, consumer trends, cost savings related to restructuring projects and the timing of such savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” "predict," “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	The success of new products and the ability to continually develop new products;

•	Energizer's ability to predict category and product consumption trends;

•	Energizer's ability to continue planned advertising and other promotional spending;

•	Energizer's ability to timely execute its strategic initiatives in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives on Energizer's relationships with its employees, its major customers and vendors;

•	Energizer's ability to maintain and improve market share in the categories in which we operate despite competitive pressure;

•	Energizer's ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability for the year with any degree of certainty;

•	The impact of interest and principal repayment of our existing and any future debt;

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities;

•	The impact of currency movements.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2011as supplemented by the Current Report filed on Form 8-K on December 15, 2011.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011

Net sales	$1,143.2	$1,198.8	$4,567.2	$4,645.7
Cost of products sold	615.8	652.8	2,429.3	2,500.0
Gross profit	527.4	546.0	2,137.9	2,145.7

Selling, general and administrative expense	215.0	217.4	895.1	856.1
Advertising and promotion expense	99.6	138.8	449.5	524.0
Research and development expense	30.6	30.8	112.5	108.3
Household Products restructuring	0.4	19.4	(6.8)	79.0
Interest expense	33.2	33.3	127.3	121.4
Cost of early debt retirements	—	—	—	19.9
Other financing items, net	(6.6)	24.7	(5.1)	31.0
Earnings before income taxes	155.2	81.6	565.4	406.0
Income tax provision	38.2	35.8	156.5	144.8
Net earnings	$117.0	$45.8	$408.9	$261.2

Earnings per share
Basic	$1.86	$0.67	$6.30	$3.75
Diluted	$1.84	$0.67	$6.22	$3.72

Weighted average shares of common stock - Basic	62.8	68.0	64.9	69.6
Weighted average shares of common stock - Diluted	63.7	68.7	65.7	70.3

See Accompanying Notes to Unaudited Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2012
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings - GAAP to adjusted net earnings - Non - GAAP.

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net Earnings - GAAP	$117.0	$45.8	$408.9	$261.2
Impacts, net of tax: Expense (Income)
Household Products restructuring	0.3	15.3	(5.7)	63.3
Early debt retirement	—	1.9	—	14.4
Other realignment/integration	6.0	1.3	10.2	10.5
Acquisition inventory valuation	—	—	—	4.4
Venezuela devaluation/other impacts	—	0.5	—	1.8
Litigation provision	(8.5)	—	—	—
Early termination of interest rate swap	—	—	1.1	—
Adjustment to prior years' tax accruals	(2.8)	10.8	(7.0)	9.7
Net earnings - adjusted (Non-GAAP)	$112.0	$75.6	$407.5	$365.3

3.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting). On November 23, 2010, which was in the first quarter of fiscal 2011, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and is part of the Company' s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, acquisition integration or business realignment activities, litigation provisions and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations do not represent the costs of such services, if performed on a stand-alone basis.

For the quarter and fiscal year ended September 30, 2012, the 2011 Household Products restructuring activities generated pre-tax expense of $0.4 and pre-tax income of $6.8, respectively, with year to date pre-tax income driven by the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $6.0 of additional restructuring costs in the twelve month period. For the quarter and fiscal year ended September 30, 2011, the Household Products restructuring activities generated pre-tax expense of $19.4 and $79.0, respectively.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $7.0, pre-tax, in the prior year twelve months, is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition.

On May 19, 2011, the Company completed the issuance of $600.0 principal amount of 4.7% Senior Notes due May 2021, with interest paid semi-annually beginning November, 2011. The vast majority of the proceeds of the offering were used to repay existing indebtedness including the early redemption of certain private placement notes. The early retirement of the certain private placement notes resulted in the payment of “make whole” premiums totaling $19.9, pre-tax, which are reflected as a separate line item on the Consolidated Statements of Earnings as well as the reconciliation of segment results to total earnings before income taxes included in this footnote. In addition, the notice period required to repay certain private placement notes resulted in duplicate interest expense of approximately $3.0, which is included in Interest Expense on the Consolidated Statements of Earnings (Condensed).

The presentation for inventory write-up, acquisition transaction and integration costs, and substantially all of restructuring and realignment costs, reflects management’s view on how it evaluates segment performance.

Segment sales and profitability for the quarter and fiscal year ended September 30, 2012 and 2011, respectively, are presented below.

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2012	2011	2012	2011
Personal Care	$590.1	$605.4	$2,479.5	$2,449.7
Household Products	553.1	593.4	2,087.7	2,196.0
Total net sales	$1,143.2	$1,198.8	$4,567.2	$4,645.7

Operating Profit
Personal Care	$109.5	$78.0	$470.7	$408.4
Household Products	112.8	115.1	400.2	410.6
Total operating profit	222.3	193.1	870.9	819.0
General corporate and other expenses	(38.6)	(26.4)	(151.7)	(119.9)
Household Products restructuring	(0.4)	(19.4)	6.8	(79.0)
Acquisition inventory valuation	—	—	—	(7.0)
Litigation provision (A)	13.5	—	—	—
ASR integration/transaction costs	(2.1)	(1.9)	(8.4)	(13.5)
Other realignment	(7.3)	—	(7.3)	—
Amortization of intangibles	(5.6)	(5.8)	(22.7)	(21.3)
Venezuela devaluation/other impacts	—	(0.5)	—	(1.8)
Cost of early debt retirements	—	—	—	(19.9)
Interest and other financing items	(26.6)	(57.5)	(122.2)	(150.6)
Total earnings before income taxes	$155.2	$81.6	$565.4	$406.0

(A) Reversal of third quarter fiscal 2012 provision.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		%	Twelve Months Ended September 30,		%
Net Sales	2012	2011	Change	2012	2011	Change
Wet Shave	$431.9	$442.5	(2)%	$1,687.6	$1,637.4	3%
Alkaline batteries	349.3	371.9	(6)%	1,263.4	1,311.7	(4)%
Other batteries and lighting products	203.8	221.5	(8)%	824.3	884.3	(7)%
Skin Care	66.0	59.4	11%	423.0	417.6	1%
Feminine Care	45.4	52.3	(13)%	185.5	195.1	(5)%
Infant Care	46.8	50.5	(7)%	180.3	198.0	(9)%
Other personal care products	—	0.7	NM	3.1	1.6	NM
Total net sales	$1,143.2	$1,198.8	(5)%	$4,567.2	$4,645.7	(2)%

4.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

5.	Working Capital Metrics at September 30, 2011 and 2012, respectively, are presented below.

Fiscal '11 Baseline Working Capital Metrics
($ in millions)	FY '11	Days
			Working Capital Improvement Objective:
Receivables, as reported (1)	$717.5		-- improve working capital investment in all
Less: Trade allowance in accrued liabilities	(96.6)		three major working capital categories
Receivables, adjusted (2)	620.9	48.8
			-- Targeted working capital reduction of more
Inventories	697.1	101.7	than $200 million v. FY'11 baseline

Accounts Payable	253.4	37.0	-- improve working capital as a % of net sales
			by more than 400 basis points versus FY '11 baseline.
Average Working Capital, net (3)	$1,064.6
			-- improvements targeted by the end of fiscal
Average Working Capital as % of Net Sales (4)	22.9%		'13 for full benefit in FY '14

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital for FY '11 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / FY '11 net sales.

Fiscal '12 Working Capital Metrics
($ in millions)	FY '12	Days

Receivables, as reported (1)	$697.7
Less: Trade allowance in accrued liabilities	(101.8)
Receivables, adjusted (2)	$595.9	47.6

Inventories	667.3	100.3

Accounts Payable	286.8	43.1

Average Working Capital, net (3)	$976.4

Average Working Capital as % of Net Sales (4)	21.4%

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all periods included in the calculation.
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital calculated using an average of the latest four quarter end balances for each working capital component.
(4) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2011 as supplemented by the Current Report filed on Form 8-K on December 15, 2011.